CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Behavioral Funds(s) Fund Prospectus dated January 28, 2020 in regard to our verification of Fuller & Thaler Asset Management's compliance with the Global fuvestment Performance Standards (GIPS®).

/s/ Carrie Zippi

Carrie Zippi, CPA, CITP

Managing Partner

Ashland Partners & Company LLP

3512 Excel Dr, Suite 103

Medford, OR 97504

January 20, 2020